EXHIBIT 6.60



                EUROPEAN INVESTOR RELATIONS CONSULTING AGREEMENT
                            SUPPLEMENTAL AGREEMENT #1
                                SEPTEMBER 1, 2001


Between: MAGDALENA FINANCE CORP.     And: IQ POWER COMPANY
         (the "Consultant")               (the "Company")
At:      c/o __________? Estate      At:  Suite 708-A, 1111 West Hastings Street
         Road Town                        Vancouver, B.C., Canada V8E 2I3
         Tortola, BVI

IN CONSIDERATION of the mutual promises and covenants and the terms and conditions herein and the extraordinary services of the Consultant under the European Investor Relations Consulting Agreement between them dated May 7, 2001 (the "IR Agreement"), the Company and the Consultant hereby agree to supplement the IR Agreement, as follows:

Position:           The position of the  Consultant  shall remain as  originally stated in the IR Agreement.

Additional          The description of Services shall be amended to include:
Services:
                    a. negotiating  with Porsche for the purpose of concluding a letter of intent or formal agreement for the testing and use of the Company's technology by Porsche; and

                    b. coordinating the preparation and dissemination to
                       institutional investors of not less than one in-depth and independently verified or prepared research report on the Company.

Term of             The provisions of this Supplemental Agreement shall be in
Amendment:          additional to the IR Agreement, have a term of 4 months,
                    and be deemed to have commenced on September 1, 2001, notwithstanding the date of execution. Any termination of this Supplemental Agreement in accordance with its terms shall not affect the original terms of the IR Agreement.

Period of           The period of services shall remain as originally stated in
Services:           the IR Agreement except that the Additional Services
                    described herein shall be provided as soon as practicable during the 4 month term of this Supplemental Agreement.

Bonus: In recognition of the extraordinary contributions of the Consultant to the undertaking of the Company pursuant to the IR Agreement, the Company hereby awards the Consultant and agrees to pay an immediate bonus of US$70,000 forthwith following execution of this Supplemental Agreement.

Compensation:       As  consideration   for  the  Additional   Services  of  the
                    Consultant hereunder, the Company shall pay the Consultant an additional monthly



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                    fee of US$26,000 for each calendar  month during the term of this Supplemental Agreement, each such installment due within 7 days of the end of the calendar month for which that installment accrued due.

Continued IR        Except as supplemented or amended hereby, the terms and
Agreement:          conditions of the IR Agreement remain in full force and
                    effect.


Executed and delivered by and    Executed and delivered by and on behalf of the
on behalf of the Company at      Consultant effective September 1, 2001.
effective September 1, 2001.


IQ POWER TECHNOLOGY INC.          MAGDALENA FINANCE CORP



Per: /s/ Peter Braun              Per: /s/ Kay Linda Richardson /s/ Annetta Penn
     ---------------------             -----------------------------------------
     Peter Braun, President            Kay-Linda Richardson  /   Annetta Penn










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